EXHIBIT 1

FOR IMMEDIATE RELEASE                             CONTACT:  Ronald J. Hoffman

                       LifeStyle Furnishings International

                   Announces Pricing of its Debt Tender Offer

                            and Consent Solicitation

High Point, North Carolina; April 6, 1999 - LifeStyle Furnishings International Ltd. ("LFI") announced today that the price it will pay for its outstanding
10 7/8% Senior Subordinated Notes due 2006 (the "Notes") tendered pursuant to its pending tender offer will be $1,145.22 per $1,000.00 principal amount of Notes. The terms of the amended offer provide that $25.00 per $1,000.00 principal amount would constitute a consent payment that would be paid only for Notes that were tendered at or prior to 5 p.m., New York City time, on Thursday, April 8, 1999 (the "Consent Date"), which is also the current expiration date for the offer. As of this time, all $200.0 million of the outstanding principal amount of the Notes has been tendered.

Pursuant to the terms of the amended offer, two-thirds of the total price was determined by reference to a fixed spread of 50 basis points over the yield to maturity of the 6 5/8% U. S. Treasury Notes due July 31, 2001, which was 4.98%. The remaining one-third is based upon a price of $1,108.75 per $1,000.00 principal amount of Notes. In addition, tendering holders will receive accrued interest up to but excluding the settlement date.

The amended tender offer is scheduled to expire at 5:00 p.m., New York City time, on April 8, 1999, and settlement is scheduled to occur on April 9, 1999. Merrill Lynch is acting as the Dealer Manager for the Offer. The information agent is D.F. King, and the Depositary is IBJ Whitehall Bank and Trust Company.

Additional information concerning the terms of the amended tender offer and consent solicitation may be obtained from the Merrill Lynch Liability Management Group at (212) 449-4914, or from D.F. King at (800) 628-8532.

LifeStyle Furnishings International Ltd. is the largest manufacturer and marketer of home furnishings products in the U.S., with 1998 sales of approximately $2.0 billion. LifeStyle leadership brands include Beacon Hill(R), BenchCraft(R), Berkline(R), Drexel Heritage(R), Henredon(R), LaBarge(R), Lexington(R), Maitland-Smith(TM), Robert Allen(TM)/Ametex(TM), Sunbury(TM) and Universal(R).